EXHIBIT 16.1

December 8th, 2022

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Commissioners:

We have read the statements made by Boxxy Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K (change in Registrant’s certifying accountant), dated 8th December 2022. We agree with the statements concerning our firm in such Form 8-K.

Very truly yours,

/s/JLKZCPALLP

JLKZ CPA